UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 15, 2007

GALAXY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	1-32682 (Commission File Number)	98-0347827 (IRS Employer Identification No.)

1331 – 17th Street, Suite 1050, Denver, Colorado 80202
 (Address of principal executive offices)                  (Zip Code)

Registrant’s telephone number, including area code (303) 293-2300

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 22, 2007, Galaxy Energy Corporation received a notice of failure to satisfy Section 1003(a)(iii) of the American Stock Exchange (“AMEX”) Company Guide for continued listing on AMEX.  Such notice was a result of Galaxy having shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years, as reported in its quarterly report on Form 10-Q for the quarter ended February 28, 2007.

On June 22, 2007, Galaxy submitted a plan to AMEX, to advise the exchange of action the company has taken, or would take, to bring Galaxy into compliance with all of AMEX’s continued listing standards.  These actions included the proposed sale of Galaxy’s oil and gas assets in the Powder River Basin to PetroHunter Energy Corporation, a related party.

On August 6, 2007, AMEX notified Galaxy that it had accepted Galaxy’s plan based on the expectation that Galaxy would complete its Purchase and Sale Agreement with PetroHunter Energy Corporation, a related party, and continued Galaxy’s listing pursuant to an extension until September 30, 2007.

Since the Purchase and Sale Agreement with PetroHunter Energy Corporation expired by its terms on August 31, 2007, Galaxy submitted a revised plan to AMEX on August 30, 2007.  On October 15, 2007, AMEX notified Galaxy that AMEX accepted the plan based on the expectation that Galaxy will complete a sale of certain of its assets and utilize the proceeds to pay down a significant portion of its outstanding debt, and continued Galaxy’s listing pursuant to an extension until December 31, 2007.

Galaxy will be subject to periodic review by AMEX staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Galaxy being delisted from AMEX.

Item 9.01                 Financial Statements and Exhibits

Regulation S-K Number	Document

99.1	Press release issued October 18, 2007 as to AMEX acceptance

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALAXY ENERGY CORPORATION
October 18, 2007	By: /s/ Christopher S. Hardesty
Christopher S. Hardesty Chief Financial Officer

EXHIBIT INDEX

Regulation S-K Number	Document

99.1	Press release issued October 18, 2007 as to AMEX acceptance